Exhibit 1.1

The undersigned:

Martijn Rouwenhorst, kandidaat-notaris (candidate civil-law notary), acting for Professor Martin van Olffen, notaris (civil-law notary) practising in Amsterdam, who is absent with leave, declares with respect to the articles of association (the "Articles of Association") of the limited liability company: Van der Moolen Holding N.V., with its corporate seat in Amsterdam, the Netherlands (the "Company") as follows:

(i)	the Articles of Association correspond with the document in the Dutch language which is attached to this declaration;

(ii)
the document in the English language attached to this declaration is an unofficial translation of the Articles of Association; if differences occur in the translation, the Dutch text will govern by law; and

(iii)
the Articles of Association were most recently amended by deed (the "Deed") executed on 8 May 2007 before a substitute of Professor M. van Olffen, notaris (civil-law notary) in Amsterdam; according to the Deed the ministerial declaration of no-objection was granted on 2 May 2007 under number N.V. 312.008.

When issuing the statements included above under (i) and (iii) I, M. Rouwenhorst, substitute, based any observations entirely on the information stated in the extract from the trade register of the registration of the Company and on an official copy of the Deed.

Signed in Amsterdam on 18 May 2007.

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ARTICLES OF ASSOCIATION
of:
Van der Moolden Holding N.V:,
with corporate seat in Amsterdam
dated 8 May 2007

SECTION I.
Definition of terms used.
Article 1.
Terms and definitions used in these articles of association shall have the following meaning:
a.	affiliated institution: an affiliated institution within the meaning of the SGA;
b.	accountant: a chartered accountant or another expert as referred to in article 2:393 Dutch Civil Code or an organisation employing such experts;
c.	general meeting: the body composed of shareholders who are entitled to vote and other persons entitled to do so;
d.	general meeting of shareholders: the meeting of shareholders and other persons entitled to attend meetings;
e.	depositary receipts: depositary receipts for shares issued by the company. Unless stated otherwise, these shall include depositary receipts which are not issued with the co-operation of the company;
f.
holders of depositary receipts: holders of depositary receipts issued with the co-operation of the company. Unless stated otherwise, these shall also include persons who have been granted rights as a result of a usufruct or a right of pledge created on shares, as granted by law to holders of depositary receipts issued with the co-operation of the company;

g.	joint owner: joint owner of a collective depository as referred to in the SGA;
h.	subsidiary:
-
a legal entity in which the company or one or more of its subsidiaries, whether or not pursuant to an agreement with other persons entitled to vote, may exercise, individually or jointly, more than one half of the voting rights at the general meeting;

-
a legal entity of which the company or one or more of its subsidiaries is a executive or a shareholder and which, whether or not pursuant to an agreement with other persons entitled to vote, may, individually or jointly, appoint or dismiss more than one half of the executives or the supervisory directors, also in case all persons entitled to vote will cast their votes.

A subsidiary shall also mean a company operating under its own name and in which the company or one or more of its subsidiaries is (are) (a) fully liable partner(s) vis-à-vis creditors; such in accordance with paragraphs 3 and 4 of article 2:24a Dutch Civil Code;
i.	group company: a legal entity or a company which is affiliated with the company in a group in accordance with article 2:24b Dutch Civil Code;

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j.	annual accounts: the balance sheet and the profit and loss account and the explanatory notes thereto;
k.	annual meeting: the general meeting of shareholders convened to approve the annual accounts and the annual report;
l.	Necigef: the central institute within the meaning of the SGA;
m.
distributable part of the equity: the distributable part of the equity exceeding the paid-up and called-in part of the share capital, increased by the reserves which shall be maintained in accordance with the law;

n.	SGA: Securities Giro Administration and Transfer Act; (Wge; Wet giraal Effectenverkeer);
o.	record date: a certain date determined by the executive board in accordance with article 38.
SECTION II.
Name, registered office and object.
Article 2. Name and registered office.
1.	The name of the company is: Van der Moolen Holding N.V.
2.	The company is established in Amsterdam.
Article 3. Objects.
The objects of the Company are: participating in, having control over, managing and financing other enterprises and companies, granting securities for debts of others, rendering services to enterprises and companies and everything relevant thereto or conducive thereto, all in the broadest possible sense.
SECTION III.
Authorized share capital.
Article 4. Classes of shares.
1.	The capital of the company amounts to fifteen million eight hundred forty thousand Euro (EUR 15,840,000).
2.
The capital is divided into fifty-four million (54,000,000) common shares of eight Eurocents (EUR 0.08) each and one million two hundred thousand (1,200,000) financing preferred shares A, one million two hundred thousand (1,200,000) financing preferred shares B, one million two hundred thousand (1,200,000) financing preferred shares C, one million two hundred thousand (1,200,000) financing preferred shares D, one million two hundred thousand (1,200,000) financing preferred shares E and thirteen million two hundred thousand (13,200,000) preferred shares of sixty Eurocents (EUR 0.60) each.

3.
The common shares shall be issued in registered form or in bearer form, at the option of the shareholder. The financing preferred shares are registered shares or bearer shares, at the option of the executive board and subject to the approval of the supervisory board and the preferred shares shall be issued in registered form only. All shares shall be identified by number. Common registered shares shall be numbered consecutively from 1 onwards. Registered financing preferred shares shall be numbered consecutively from FA1, FB1, FC1, FD1 and FE1 onwards. Preferred shares shall be numbered consecutively from P1 onwards.

4.
Where in the articles of association reference is made to shares and shareholders, these shall include, unless stated otherwise, all classes of shares referred to in paragraph 2 and the holders thereof.

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Where in the articles of association reference is made to financing preferred shares and holders of financing preferred shares, these shall include, unless stated otherwise, all five kinds of financing preferred shares referred to in paragraph 2 and the holders thereof.

Article 5. Certificates for bearer shares.
1.	Without prejudice to the provisions of paragraph 11 of this article, no share certificates shall be issued for registered shares.
2.	All common bearer shares shall be embodied in one global share certificate.
3.
Upon the subscription for the common shares to be issued, the person who, on behalf of the company, acquires a right to an common share, shall notify the company in writing that he desires an common registered share; failing such notification, he shall acquire a right in respect of an common bearer share in a manner set out hereinafter.

4.
The common bearer share certificate shall be signed by or on behalf of a member of the executive board. The executive board may resolve that the signature shall be a facsimile signature and may designate one or more persons to sign the share certificate on behalf of the company.

5.
The company will grant a right with respect to an common bearer share to a person entitled thereto in the following manner (a) the company will enable Necigef to (cause to) add an common share to the share certificate; and (b) the person entitled thereto will designate an affiliated institution as referred to in the SGA (hereinafter: the "affiliated institution"), which will credit that person accordingly as a joint owner (hereinafter: "joint owner") of the collective depository as referred to in the SGA. The joint owners will hereinafter also be referred to as holders of bearer shares and, to the extent necessary, they will also be recognised as such by the company.

6.
Without prejudice to the provision of article 38, paragraph 5 of these articles of association, the administration of the share certificate will be irrevocably assigned to Necigef, and Necigef will be irrevocably authorized to do anything necessary for that purpose on behalf of the person(s) entitled thereto with respect to the shares, including the acceptance and transfer and – on behalf of the company – the co-operation with adding the share to and deleting the share from the share certificate.

7.
In the event that a joint owner of the affiliated institution wishes to have one or more common bearer shares delivered to him, these common bearer shares held by the joint owner, up to the maximum amount for which he is a joint owner at the time this wish is announced, will be converted into the same number of common registered shares, and (a) Necigef will enable the company to (cause to) delete these common shares from the share certificate, (b) the relevant affiliated institution will debit the person entitled thereto as a joint owner of its collective depositary (c) Necigef will allocate these common shares to the person entitled thereto with due observance of the formalities for transfer, (d) the company will recognise this transfer, and (e) the executive board of the company will (cause to) enter this person as a holder of registered shares in the shareholders' register. The company may not charge the shareholder that causes to convert his shares into registered shares or into bearer shares pursuant to the provisions of this paragraph or of paragraph 8 of this article, more than cost.

8.	A shareholder may at all times cause to convert one or more of his registered shares into bearer shares as follows (a) the person entitled thereto will transfer these shares to

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Necigef by a deed of transfer, (b) the company will recognise such transfer, (c) Necigef will enable the company to (cause to) add these shares to the share certificate, (d) an affiliated institution designated by the person will credit the person so entitled as a joint owner of its collective depositary and (e) the executive board of the company will delete such person from the shareholders' register as a holder of the registered shares thus converted. The provisions referred to hereinabove shall apply accordingly in respect of financing preferred shares, however without prejudice to the provisions of article 4, paragraph 3, second sentence. A conversion of a registered share that is pledged or for which share a right of usufruct exists, requires the prior written approval of the pledgee or usufructuaree.
9.
The executive board can determine that for the purpose to permit or facilitate trading of shares at a foreign stock exchange, share certificates for registered shares shall be issued in such form as the executive board may determine, in order to comply with the requirements set by such foreign exchange.

10.
If share certificates are issued for registered shares, all such share certificates shall be signed by or on behalf of an executive on behalf of the company; the signature may be effected by printed facsimile. In addition all share certificates for registered shares may be validly signed on behalf of the company by one or more persons designated by the executive board for that purpose.

11.	All share certificates shall be identified by numbers and/or letters.
12.
Upon written request by or on behalf of a shareholder, the company may issue replacement share certificates for share certificates that have been mislaid, stolen, damaged or destroyed; provided that the shareholder making the request, or the person making the request on the shareholder’s behalf, provides satisfactory evidence of title to the share(s) and of the loss, theft, damage or destruction of the share certificate(s). Any issuance of replacement share certificates shall be subject to such conditions, including without limitation the provision of indemnity to the company, as the executive board shall determine.

13.
The company may charge the costs of issuing one or more replacement share certificates to the shareholder or the person making the request on behalf of the shareholder. Upon issuance of a replacement share certificate, the original share certificate shall become void and the company shall have no further obligation with respect to such original share certificate. Replacement share certificates shall bear the numbers and/or letters of the share certificates they replace.

Article 6. Shareholders' Register.
1.	With due observance of the applicable statutory provisions in respect of registered shares, a share register shall be kept by or on behalf of the company.
2.
The executive board shall be authorized to keep the register in more than one copy and at more than one address. The executive board also shall be authorized to keep the register, in whole or in part, outside the Netherlands in order to comply with applicable foreign statutory provisions or the rules of a stock exchange on which the shares of the company are listed.

3.
The share register shall include the name and address of each holder of one or more registered shares, the amount paid-up on each share and such further information as is required by law or determined by the executive board to be appropriate.

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4.	The executive board shall determine the form and contents of the register with due observance of the provisions of paragraphs 1, 2 and 3 of this article.
5.
Every entry in the register shall be signed by a member of the executive board and a member of the supervisory board or by a person authorized by the executive board for that purpose, subject to the approval of the supervisory board. The register shall be kept regularly up to date.

6.
Upon request by a holder of registered shares the executive board shall provide that holder of registered shares with an extract from the register or, at the executive board’s option, with other written evidence of the contents of the register with regard to the shares registered in that shareholder’s name, free of charge. The extract or other evidence shall be signed by a member of the executive board or by a person designated for that purpose by the executive board.

7.	The provisions of this article regarding shareholders shall equally apply to persons who hold a right of usufruct or a right of pledge on one or more registered shares.
8.
The executive board and supervisory board shall have power and authority to permit inspection of the register and to provide information recorded therein, as well as any other information known to the company regarding the direct or indirect shareholding of a shareholder, to the extent required by law or to comply with legal or regulatory requirements or the requirements of any stock exchange on which the company’s shares are listed.

9.
Any shareholder shall have the right, by written request and upon reasonable notice and during normal business hours, to inspect the company's share register and a list of its shareholders and their addresses and shareholdings, and to make copies or extracts therefrom with respect to its own shares. The request shall be directed to the executives of the company at its registered office in the Netherlands or at its principal place of business.

SECTION IV.
Issuance of shares
Article 7. Authorized body. Publication.
1.
Issuance of shares shall occur in accordance with a resolution of the general meeting upon a proposal of the executive board and subject to the approval of the supervisory board. The general meeting may appoint the executive board as the body authorized to issue the shares upon the approval of the supervisory board. Upon such appointment, the number of shares to be issued shall have been determined.

2.
The appointment of the executive board as the body authorized to issue shares, which is subject to the approval by the supervisory board, shall be effected by the articles of association or by a resolution of the general meeting, for a period not exceeding five (5) years.

An appointment effected by the articles of association may be revoked by an amendment of the articles of association. An appointment effectuated by a resolution of the general meeting may, unless otherwise provided at the appointment, not be revoked.

3.
Should the authority of the executive board terminate, the issuance of such shares shall henceforth be effectuated in accordance with a resolution by the general meeting, unless the general meeting has appointed the executive board in accordance with paragraph 1.

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4.
A resolution to issue shares or to appoint another body as the body authorized to issue shares may only be taken by the general meeting upon the proposal of the executive board and subject to approval of the supervisory board.

5.
The provisions of paragraphs 1 up to and including 4 shall apply accordingly to the granting of rights to subscribe for shares but shall not apply to the issuance of shares to a person who exercises a previously acquired right to subscribe for shares.

6.
If the executive board has been designated to be authorized to resolve upon the issuance of shares and preferred shares are being issued, including the granting of rights to subscribe for preferred shares, but not the issuance of preferred shares by virtue of the exercise of such option right:

a.
the executive board shall be obliged to convene a general meeting of shareholders within four weeks of such issuance, at which meeting the reasons for the issuance shall be explained, unless such explanation has been given at a general meeting of shareholders held prior to the issuance;

b.
the prior approval of the general meeting of shareholders shall be required for the specific case, if (i) as a consequence of such issuance and/or (ii) as a consequence of the prior issuance of preferred shares by the executive board without said approval or other co-operation of the general meeting of shareholders, such a number of preferred shares may be subscribed for and/or have been issued, that the aggregate nominal amount of the preferred shares issued without said approval or other co-operation of the general meeting of shareholders, by the executive board, amounts to a rate higher than one hundred per cent (100%) of the aggregate nominal value of the other shares issued prior to such issuance.

7.
If preferred shares have been issued pursuant to a resolution to issue shares, or pursuant a resolution to grant a right to subscribe for shares, which has been adopted by the executive board without the prior approval or other co-operation of the general meeting of shareholders, the executive board shall be obliged to convene a general meeting within two years after such issuance and to make a proposal to purchase or, as the case may be, to cancel said issued preferred shares. If at this meeting, no resolution has been adopted to purchase or, as the case may be, to cancel preferred shares, the executive board shall be obliged to convene another general meeting at which a proposal is made, each time within two years after such proposal has been brought up for discussion; such obligation shall no longer be in force if said shares are no longer issued or, as the case may be, if the preferred shares are held by the company.

Article 8. Conditions of issuance. Pre-emptive rights.
1.
A resolution to issue shares shall include the price and further conditions of issuance. All notifications to shareholders pertaining to the issuance of shares, a restriction or an exclusion of the pre-emptive right or a granting of rights to subscribe for shares, shall be made in accordance with the provisions of article 40.

2.
In the event common shares are issued, the holders of common shares shall have a pre-emptive right in proportion with the number of common shares they hold. Holders of financing preferred shares and preferred shares shall not have a pre-emptive right on the shares to be issued; no pre-emptive rights exist with respect to the issuance of financing preferred shares and preferred shares. Upon the issuance of shares no pre-emptive right

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shall exists on shares which are issued against a contribution other than in cash or on shares which will be issued to employees of the company or of a group company.
The above provisions shall also apply when rights to subscribe for shares are granted.
3.
A pre-emptive right may be restricted or excluded by the general meeting. The general meeting may appoint the body, authorized to issue shares as referred to in the preceding article, as the corporate body authorized to restrict or exclude a pre-emptive right. Paragraphs 1 and 2 up to and including 4 of article 7 shall apply accordingly. Should the corporate body authorized to issue shares no longer be authorised, its authority to restrict or exclude pre-emptive rights shall also terminate.

4.	Without prejudice to the provisions of article 2:80, paragraph 2 Dutch Civil Code, shares shall never be issued below par.
Common shares and financing preferred shares shall only be issued against payment in full. Preferred shares may be issued against payment of at least one quarter of the nominal value of such shares.
5.
The executive board may, subject to the approval of the supervisory board, resolve on the timing and amount for a further call for preferred shares that have not been paid up in full. The executive board shall give immediate notice of such resolution to the holders of preferred shares.

6.
If financing preferred shares will be issued, the company shall, if necessary, arrange for such provisions or arrangements to the effect that the voting rights on the financing preferred shares are based on the fair value of the capital contribution on such shares in relation to the price of common stock on Euronext Amsterdam N.V.

Article 9. Payment for shares.
1.
Payment shall be made in cash, unless another contribution has been agreed upon. Payment shall be made in Euro, unless the company agrees to payment in a currency other than Euro. If payment is made in a currency other than Euro, the obligation to pay shall be deemed fulfilled only to the extent that the sum paid is freely convertible into Euros at: (a) the rate of exchange on the day of payment; or (b) if the company requires payment on a specified date pursuant to the following sentence, at the rate of exchange on that date. The company may require payment at the rate of exchange on a specified date no more than two months prior to the date on which payment must be made if the shares or depositary receipts issued therefor shall immediately upon their issuance be admitted to a listing at a stock exchange outside of the Netherlands.

2.
The executive board shall both be authorised to perform legal acts with regard to contributions made to common shares other than in cash and to perform the other legal acts referred to in article 2:94 Dutch Civil Code without the prior approval of the general meeting, but with the approval of the supervisory board.

SECTION V.
Acquisition by the company of its own shares.
Article 10.
1.	The company may acquire its own shares for valuable consideration, if and to the extent:
a.	its equity minus the purchase price is not less than the aggregate amount of the issued and called-up capital, increased by the reserves which must be maintained in accordance with the law;

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b.
the nominal value of the shares in its share capital which are to be acquired, (already) held or held in pledge by the company, or which are held by a subsidiary, shall not exceed one tenth of the issued capital; and

c.	the general meeting has authorized the executive board to acquire such shares, which authorization may in each case be granted for a maximum of eighteen months, without prejudice to the statutory provisions and the provisions of these articles of association.
2.
Shares held by the company in its own capital may be disposed of by the company. Without prejudice to the provisions of paragraph 1, the executive board shall not be authorised to acquire its own shares as referred to above, or to dispose of such shares without the prior approval of the supervisory board.

In the event share certificates of the company have been issued, such certificates shall, when applying this paragraph and the preceding paragraph, be equal to shares.
3.
In the general meeting of shareholders no votes may be cast in respect of a share held by the company or its subsidiary. Nor may any votes be cast in respect of a share the depositary receipt of which is held by the company or a subsidiary.

Usufructuaries and pledgees of shares held by the company or its subsidiary are, however, not excluded from their rights to vote on such shares, if the right of usufruct or the right of pledge was created prior to the time such share was held by the company or its subsidiary. Neither the company nor the subsidiary may cast a vote in respect of a share on which it holds a right of usufruct or a right of pledge.

When determining to what extent the shareholders may cast votes, are present or represented, or to what extent the share capital is present or represented, shares which are excluded from voting rights by virtue of the law or by the articles of association, shall not be taken into consideration.

SECTION VI.
Reduction of capital.
Article 11.
1.
The general meeting may, whether or not upon the proposal of the executive board, subject to the approval of the supervisory board and with due observance of the provisions set out in article 2:99 Dutch Civil Code, resolve to reduce the issued capital:

a.	by cancelling shares; or
b.	by reducing the amount of the share capital by amendment of the articles of association.
2.	A resolution to cancel shares may only concern:
a.	shares held by the company itself or for which the company holds depositary receipts;
b.
all financing preferred shares of a specific class or all preferred shares or all common shares, in all cases by repayment. Should, after full cancellation of one or more classes of shares, only one class of shares remain, such remaining class shall no longer be subject to cancellation. Should all financing preferred shares of a specific class be cancelled, with due observance of the statutory provisions, an amount shall be paid for each of the shares cancelled which shall not exceed the

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profit basis referred to in article 29, paragraph 2, and which shall, to the extent possible, be a repayment of the amount paid up for those shares and shall, to the extent possible, be debited to the share premium reserve for the class of financing preferred shares concerned and, should this reserve not be adequate, to the part of the equity which may be paid out. The amount to be paid out in accordance with the previous complete sentence may be increased by an amount not exceeding any overdue dividend as referred to in article 29 paragraph 5 and the possible primary dividend, referred to in article 29 paragraph 2, which shall be calculated for the period up to and including the date on which the dividend becomes payable. Should cancellation with repayment be made for all preferred shares, payment shall be made for each cancelled preferred share, which payment shall be calculated in accordance with that determined in article 29, paragraph 2. A resolution adopted by the general meeting to cancel shares of a certain class may solely be adopted under simultaneous or after prior approval shall have been granted by the meeting of holders of shares of the specific class.

3.	Partial repayment for shares shall only be possible for the effectuation of a resolution to reduce the share capital.

Such repayment shall be made either for all shares or for all financing preferred shares of a particular class or for all preferred shares or for all common shares. A resolution of the general meeting to reduce the share capital of one or more classes of shares may only be taken upon the simultaneous or prior approval of the meeting of the holders of the relevant class of shares.

SECTION VII.
Transfer of registered shares. Usufruct. Right of pledge.
Article 12.
1.
Any transfer of registered shares or the transfer or termination of a right of usufruct on registered shares, or the creation or waiver of a right of usufruct or of a right of pledge on registered shares shall be effected by written agreement, in accordance with the provisions of article 2:86 Dutch Civil Code or, as the case may be, of article 2:86c Dutch Civil Code.

2.	The provisions of the previous paragraph shall apply accordingly to the assignment of registered shares in the event of a division of any joint holding.
3.
A shareholder shall have the right to vote in respect of registered shares on which a right of usufruct or a right of pledge is established. The usufructuary or the pledgee shall, however, have a right to vote, if such has been determined upon the creation of such right.

A shareholder who is not entitled to vote and a usufructuary or pledgee who is entitled to vote, shall have the rights conferred by law to holders of depositary receipts. The rights referred to in the previous sentence shall not be assigned to a usufructuary and a pledgee who have no voting rights.

SECTION VIII.
The Executive board.
Article 13. The number of executives. Chairman.
1.	The company shall be managed by a executive board consisting of two or more executives.
2.	The total number of members of the executive board shall be determined by the supervisory board with due observance of the provisions set out in the previous paragraph.

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3.	The supervisory board shall appoint one of the members of the executive board as chairman.
Article 14. Appointment, suspension and dismissal.
1.
A member of the executive board shall be appointed for a maximum period of four years, provided however that unless such member of the executive board has resigned at an earlier date, his term of office shall lapse on the day of the annual general meeting of shareholders to be held in the fourth year after the year of his appointment. A member may be re-appointed with due observance of the preceding sentence. The supervisory board may draw up a retirement schedule for the members of the executive board that are appointed for a maximum period.

2.	The members of the executive board shall be appointed by the general meeting.

Should a new executive have to be appointed, the supervisory board shall make a binding nomination. The executive board shall invite the supervisory board to nominate a candidate within thirty days, in such a way that with each appointment a choice can be made from at least two persons.

The general meeting of shareholders may by an absolute majority of the votes cast, representing at least one-third of the outstanding share capital, overrule the nomination. If the general meeting of shareholders with an absolute majority of the votes cast overrules the nomination, but this majority does not represent at least one-third of the outstanding share capital, a new meeting can be convened in which meeting the nomination can be overruled by an absolute majority of the votes cast.

The convocation of the new meeting must make reference to the fact that a resolution can be adopted independently of the share capital represented at such meeting.
The nomination will be included in the convocation for the general meeting in which the appointment will be discussed.

Should a nomination not - or not timely - have been made, such shall be stated in the convocation. Should a nomination not - or not timely - have been made, the general meeting shall be free to appoint someone at its own discretion.

3.	Each member of the executive board may at all times be suspended and dismissed by the general meeting.

Unless the proposal has been made by the supervisory board, the general meeting can resolve to suspend or dismiss a managing director with a majority vote if such majority represents at least one third of the issued share capital.

Insofar the majority referred to in the previous sentence does not represent one third of the issued share capital although the general meeting has resolved to withdraw the binding nature of the nomination with a majority vote, a new meeting can be convened where such resolution can be adopted with a majority vote, notwithstanding the part of the share capital, represented in such meeting. The convocation of the new meeting must make reference to the fact that a resolution can be adopted independently of the share capital represented at such meeting.

4.	Each member of the executive board may at all times be suspended by the supervisory board.
5.	Each suspension may be extended one or more times, but such extension may not last longer than three months in aggregate. If, at the end of such period, no decision regarding

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the termination of the suspension or the dismissal has been made, the suspension shall terminate.
Article 15. Remuneration.
1.	The company has a policy in the area of remuneration of the executive board. The policy will be adopted by the general meeting upon a proposal of the supervisory board.
2.
The remuneration of members of the executive board will, with due observance of the policy as referred to in the preceding paragraph, be determined by the supervisory board. The supervisory board will submit for approval by the general meeting a proposal regarding the arrangements for the remuneration of members of the executive board in the form of shares or rights to acquire shares. This proposal includes at least how many shares or rights to acquire shares may be awarded to the executive board and which criteria apply to an award or a modification.

3.	The company shall not grant its members of the executive board any personal loans, guarantees or the like.
4.
To current and former members of the executive board shall be reimbursed (i) the costs of conducting a defence against claims in connection with damages due to acts or omissions in the performance of the duty as a member of the executive board or another function they fulfil at the request of the company or conducting a defence in other legal proceedings in which they are involved in that capacity and (ii) any damages they may be ordered to pay. The company indemnifies them against financial losses that are a direct result of this. A party involved has no claim towards the reimbursement as referred to above and towards indemnification, in case and to the extent that a court of the Netherlands irrevocably has established that the acts and omissions may be characterised as being wilfully misconducted ("opzet"), intentionally reckless ("bewuste roekeloosheid") or seriously imputable ("ernstig verwijtbaar"). In addition, no right to indemnification is applicable to the extent that the financial loss is covered by insurance and the financial loss has been reimbursed by the insurer. The company may on behalf of the party involved take out insurance against liability. The supervisory board may by agreement provide further implementation to the foregoing.

Article 16. Management duties, decision making, assignment of duties.
1.	Except for the restrictions provided for in these articles of association, the executive board shall be charged with the management of the company.
2.
The executive board shall draw up, and may from time to time amend, executive board regulations (directiereglement) to deal with matters that concern the executive board internally, with due observance of these articles of association. These regulations shall be subject to the approval of the supervisory board. The regulations may include an allocation of tasks amongst the members of the executive board and a delegation of specified powers. The regulations shall contain provisions concerning the manner in which meetings of the executive board are called and held. These meetings may be held by telephone conference or video conference, provided all participating members of the executive board can hear each other simultaneously.

3.
When determining the assignment of duties, the executive board may determine the assignment of the specific duties of each member of the executive board. The assignment of duties shall be subject to the approval of the supervisory board.

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Article 17. Representation.
1.	The company shall be represented by the executive board as well as by two members of the executive board acting jointly.
2.
The executive board may appoint persons with a general or restricted right to represent the company. Each appointment may at all times be withdrawn. Each of these persons shall represent the company duly observing the limitation of their authority. Their titles, which may include the word "director", shall be determined by the executive board.

3.
In case of conflicting interests between the company and a member of the executive board, the company shall be represented by a member of the executive board or the supervisory board, so designated by the supervisory board. The general meeting has always the authority to appoint one or more persons to represent the company.

Article 18. Approval of resolutions of the executive board.
1.	The supervisory board shall be authorised to submit resolutions of the executive board for its approval. These resolutions shall be clearly specified and submitted to the executive board in writing.
2.
For the purpose of paragraph 1, a management resolution shall be considered to be equal to a management resolution to approve a resolution of any corporate body of a company in which the company participates, provided the latter resolution is subject to such approval.

3.	The following management resolutions shall in any case be subject to the approval of the supervisory board:
a.
the issuance and acquisition of shares and debt instruments issued by the company or debt instruments issued by a limited partnership or a general partnership of which the company is the fully liable general partner;

b.	the co-operation with the issuance of depositary receipts for shares;
c.	the application for the listing or withdrawal of the listing of the instruments referred to under a and b on the official list of any stock exchange;
d.
the entry into or termination of a continuing co-operation by the company or a dependent company with another legal person or a company or as a fully liable partner in a limited partnership or a general partnership, if such co-operation or the termination thereof is of far-reaching significance to the company;

e.
the acquisition of a participation for the value of at least one tenth of the amount of the issued share capital and the reserves according to the company's balance sheet and the explanatory notes thereto, by the company or a dependent company in the share capital of another company, as well as the far-reaching increase or decrease of such participation;

f.	investments which require an amount equalling at least one tenth of the company's issued share capital plus the reserves in accordance with its balance sheet with the explanatory notes thereto;
g.	a proposal to amend the articles of association;
h.	a proposal to dissolve the company;
i.	to file for bankruptcy or a suspension of payments;
j.
the termination of the employment of a substantial number of employees of the company or of a dependent company as referred to in article 2:152 Dutch Civil Code at the same time or within a short time-span;

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k.	a far-reaching change to the employment conditions of a substantial number of employees of the company or of a dependent company;
l.	a proposal to decrease the issued share capital;
m.	issuance of shares to third parties in a company in which the company participates as well as restriction or exclusion of pre-emptive rights upon issuance;
n.	a proposal to merge or demerge within the meaning of Title 7, Book 2 Dutch Civil Code.
4.
Without prejudice to any other applicable provisions of these articles of association, the executive board shall furthermore require the approval of the supervisory board and the general meeting for resolutions of the executive board regarding a significant change in the identity or nature of the company or the enterprise, including in any event:

a.	the transfer of the enterprise or practically the entire enterprise to a third party;
b.
to conclude or cancel any long-lasting co-operation by the company or a subsidiary ('dochtermaatschappij') with any other legal person or company or as a fully liable general partner of a limited partnership or a general partnership, provided that such co-operation or the cancellation thereof is of essential importance to the company;

c.
to acquire or dispose of a participating interest in the capital of a company with a value of at least one/third of the sum of the assets according to the consolidated balance sheet with explanatory notes thereto according to the last adopted annual accounts of the company, by the company or a subsidiary ('dochtermaatschappij').

Article 19. Prolonged absence or vacancies.
In case of prolonged absence of one or more members of the executive board or in case of vacancies, the remaining member(s)shall be charged temporarily with the management of the company. In case of prolonged absence of all members or of the sole member or in case of vacancies, the supervisory board shall be charged temporarily with the management of the company, with the authority to assign the management of the company temporarily to one or more persons, whether or not from among themselves.
SECTION IX.
Supervisory Board.
Article 20. Number of members. Appointment.
1.	The company shall have a supervisory board, consisting of at least three natural legal persons.
2.	The total number of members of the supervisory board shall be determined by the supervisory board in accordance with the provisions of paragraph 1.
3.	A person who has reached the age of seventy-two cannot be appointed as supervisory director.
Article 21. Appointment.
1.
Supervisory directors shall be appointed by the general meeting, for a period starting on the date of the general meeting in which they are appointed, and terminating on the date of the general meeting of shareholders which is held in the fourth year after their appointment in accordance article 2:108, paragraph 2 Dutch Civil Code. A person may serve on the supervisory board for a maximum of twelve years.

2.	The provisions of article 14, paragraph 2 shall apply accordingly.
Article 22. Resignation, suspension and dismissal of supervisory directors.

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1.	A supervisory director shall resign no later than on the day on which the annual meeting is held in the financial year in which he reaches the age of seventy-two (72).
2.
Supervisory directors shall resign periodically in accordance with a scheme to be drawn up by the supervisory board. Each supervisory director thus resigning may be reappointed until he reaches the age-limit or has served 12 years as supervisory director.

3.	Each member of the supervisory board may at all times be suspended and dismissed by the general meeting.
The provision of article 14 paragraph 3 shall apply accordingly.
Article 23. Remuneration.
1.	The remuneration of each member of the supervisory board shall be determined by the general meeting.
2.
To current and former members of the supervisory board shall be reimbursed (i) the costs of conducting a defence against claims of damages due to acts or omissions in the performance of the duty as a member of the supervisory board or another function they fulfil at the request of the company or conducting a defence in other legal proceedings in which they are involved in that capacity and (ii) any damages they may be ordered to pay. The company indemnifies them against a loss of fortune that is a direct result of this to the extent that this is not covered by any insurance. A party involved has no claim towards the reimbursement as referred to above and towards indemnification, in case and to the extent that a court of the Netherlands irrevocably has established that the acts and omissions may be characterised as being wilfully misconducted ("opzet"), intentionally reckless ("bewuste roekeloosheid") or seriously imputable ("ernstig verwijtbaar"). In addition, no right to indemnification is applicable to the extent that the financial loss is covered by insurance and the financial loss has been reimbursed by the insurer. The company may on behalf of the party involved take out insurance against liability on terms to be determined by the executive board under approval of the supervisory board. The executive board may by agreement provide further implementation to the foregoing.

Article 24. Duties and authorities.
1.	The supervisory board shall be charged with the supervision of the policy of the executive board and of the general course of business of the company and its affiliated company.
The supervisory board shall advise the executive board. When performing their duties, the supervisory directors shall act in the interest of the company and its affiliated company.
2.	The executive board shall provide the supervisory board timely with all information required for the performance of its duties.
3.
The supervisory board shall have access to the buildings and premises of the company and is authorized to inspect the books and records of the company. The supervisory board may appoint one or more of its members or an expert to exercise such authority. The supervisory board may also otherwise be assisted by experts.

Article 25. Working method and decision-making process.
1.
The supervisory board shall appoint one of its members to act as chairman and a deputy chairman who shall substitute the latter in his absence. The supervisory board may appoint one of its members or another person as secretary and shall make an arrangement in case the secretary is absent.

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2.	In case of the chairman and the deputy chairman being absent from a meeting, the meeting itself shall appoint a chairman.
3.
The supervisory board shall hold a meeting, whenever such is deemed necessary by the chairman or by two other supervisory directors or by the executive board. Such meeting may be held by telephone conference or video conference, provided all participating members of the supervisory board can hear each other simultaneously.

4.
Minutes of the meeting of the supervisory board shall be drawn up by the secretary. The minutes of the meeting shall be adopted during the same meeting or in a subsequent meeting of the supervisory board and shall be signed by the chairman and the secretary evidence the adoption.

5.	All resolutions by the supervisory board shall be adopted by an absolute majority of the votes cast.
6.	The supervisory board may only adopt valid resolutions in a meeting in which the majority of the supervisory directors is present or represented.
7.
A supervisory director may be represented by a co-supervisory director by virtue of a written proxy. The term "written proxy" shall mean each power of attorney communicated through standard channels of communication and which is received in writing. A supervisory director may act as proxy for one co-supervisory director only.

8.
The supervisory board may also adopt resolutions outside a meeting, provided that the proposals for such resolutions have been communicated to all supervisory directors and none of them have objected to this method of adoption.

The secretary shall draw up a record on such resolution, with attached thereto the answers received, which record shall be signed by the chairman and the secretary.
9.	The supervisory board shall hold meetings with the executive board as often as the supervisory board or the executive board deems such necessary.
SECTION X
The annual accounts and the annual report, profits.
Article 26. Financial year. Annual accounts and annual report.
1.	The financial year of the company shall coincide with be the calendar year.
2.
Each year, no later than four months after the end of the financial year, the executive board shall draw up the annual accounts, consisting of a balance sheet as at the thirty-first day of December of the preceding year and a profit and loss account of the preceding financial year with the explanatory notes thereto. In addition thereto, the executive board shall draw up a report concerning the course of business in the preceding year.

3.	The executive board shall draw up the annual accounts in accordance with the generally accepted accounting principles and in accordance with any other statutory provisions.
Article 27. Submission to the supervisory board.
1.	The executive board shall submit the annual accounts together with the annual report to the supervisory board.
2.	The supervisory board shall submit a preliminary report on the annual accounts to the general meeting.
3.
On behalf of the company, the supervisory board shall have the annual accounts audited by one or more auditors so designated by the general meeting of shareholders. The auditor shall inform the supervisory board and the executive board on the audit and shall issue a

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report containing the results of the examination. The supervisory board shall deposit this report at the offices of the company for inspection by the shareholders.
Article 28. Submission to the general meeting.
1.
Copies of the annual accounts, the annual report of the executive board, the report of the supervisory board and information to be attached to each of these documents by virtue of the law, shall be available for inspection by the shareholders and any other persons entitled to attend meetings as of the date of convocation of the general meeting of shareholders in which they are to be discussed until the end of this meeting.

2.	The general meeting shall adopt the annual accounts.
Article 29. Reserves, dividends.
1.
Alongside other reserves, the company has a dividend reserve A, a dividend reserve B, a dividend reserve C and a dividend reserve E as well as a share premium reserve A, a share premium reserve B, a share premium reserve C, a share premium reserve D and a share premium reserve E. The financing preferred shares A, B, C, D, respectively E are all entitled to the reserves that correspond with the letter of those financing preferred shares.

2.
From the profits (i.e. the positive balance of the profit and loss account) made in any financial year, except as provided in this paragraph the company shall first distribute a dividend on each preferred share that was issued and outstanding at any point during the financial year in question. The dividend shall equal the percentage referred to in the following sentence multiplied by the amount paid on such share at the commencement of the financial year for which the distribution is being made. The percentage referred to in the previous sentence shall be equal to the average of the European Inter Bank Offering Rate ("EURIBOR") for cash loans with a term of twelve months, increased by two hundred basis points. The average EURIBOR rate shall be determined on a weighted basis that reflects the number of days during the year on which each EURIBOR rate was in effect. If, during the financial year for which the distribution referred to above is being made, the amount paid on a preferred share was decreased or if, pursuant to a resolution on a further call, was increased, the distribution shall be decreased or increased, as applicable, on a pro rata basis. If preferred shares were issued in the course of a financial year, the dividend on such shares shall be decreased pro rata to reflect the number of days during which the share was unissued.

If and to the extent the profit shall be insufficient to defray the payment referred to above in full, any deficit shall be defrayed by the reserves with the exception of the share premium reserves A, B, C, D and E and the dividend reserves A, B, C, D and E.

If, in any financial year the profit or the reserves referred to in the previous sentence shall be insufficient to defray the payment referred to above in this paragraph, that determined below shall first become applicable after the deficit shall have been covered.

To the extent that profit, made in any financial year, is not deployed to defray any deficit, as referred to in paragraph 10 it shall first, if possible, having been resolved by the executive board and approved by the supervisory board, be added as a primary dividend to each of the dividend A, B, C, D and E reserves. The amount of this addition shall equal the result of multiplying the percentage referred to in paragraph 7, sub-paragraph a by the average balance weighted in time of the dividend reserves A, B, C, D and E during that financial year.

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If, in any financial year, the profit made shall not be sufficient to add the aforementioned amounts a primary dividend to the respective dividend reserves, that determined in paragraph 3 shall first become applicable after the deficit shall have been covered.

3.
The executive board shall be authorised to reserve amount of the profits remaining after the application of that determined in paragraph 2, in compliance with the reserve and dividend policy pursued by the company if the executive board, with the approval of the supervisory board shall so determine. If and to the extent that as a result of the reserves referred to in the previous sentence, the remaining profit shall be insufficient to made the additions referred to in paragraph 4, respectively payment on the financing preferred shares, the deficit shall be defrayed by the amount to be reserved to be added to the dividend reserves A, B, C, D and E, in proportion to the entitlement of the holders of the financing preferred shares with the corresponding letters.

4.
The profit remaining after the application of that determined in the previous paragraphs shall firstly, if possible and at the discretion of the executive board, with the approval of the supervisory board, either be added to the dividend reserves A, B, C, D or E or paid out on the financing preferred shares A, B, C, D or E as a dividend. The amount of that addition or payment as the case may be shall equal the result of calculation referred to in paragraph 7 of the dividend less the amount which shall be added on the grounds of that determined in paragraph 3 to the dividend reserves A, B, C, D or E.

5.
If, in any financial year, the profit or the remainder of the profit after making the reserve referred to above in paragraph 3, shall be insufficient to make the additions or payment referred to above in paragraph 4, that determined in paragraphs 4 shall first become applicable in subsequent financial years after that deficit shall have been covered, with the proviso that the deficit shall not require being covered if and to extent that an amount equal to the deficit shall have already been added, in accordance with paragraph 3, last sentence, to the dividend reserves A, B, C, D or E.

6.
The executive board shall be authorised, with the approval of the supervisory board, to resolve to pay an amount equal to the deficit referred to in the previous paragraph on the financing preferred shares, or add such an amount to the dividend reserves A, B, C, D or E charged to the reserves, with the exception of the share premium reserves A, B, C, D or E and the dividend reserves A, B, C, D or E.

7.	a.
Payment shall be made on the financing preferred shares A, B, C, D, and E which shall be of the percentage referred to below calculated on the amount paid on the financing preferred shares of the class in question upon the commencement of the financial year for which the payment is made, including any share premium. If the amount paid in the financial year for which the payment is made on the financing preferred shares, including share premium, shall have been reduced, or pursuant to a resolution adopted to make further payment, shall have been increased, the payment shall be reduced, respectively increased, if possible, by an amount equal to the percentage referred to above of the amount of the reduction, respectively, the increase, calculated from the time of the reduction, respectively the time at which the further payment was made. The executive board shall determine or shall propose to the general meeting, with the approval of the supervisory board, which classes shall be issued. The dividend percentage for each class shall, without prejudice to that

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determined in this paragraph under b., equal the arithmetical average of the effective yield on (i) three Netherlands Treasury Bonds with a (remaining) duration of ten (10) years or a period which shall resemble ten (10) years as closely as possible (for financing preferred share A), (ii) Netherlands Treasury Bonds with a (remaining) duration of six (6) to seven (7) years and seven (7) to eight (8) years (for financing preferred shares B), (iii) Netherlands Treasury Bonds with a (remaining) duration of ten (10) years (for financing preferred shares C), (iv) Netherlands Treasury Bonds with a (remaining) duration of ten (10) years (for financing preferred shares D and (v) Netherlands Treasury Bonds with a (remaining) duration of ten (10) years (for financing preferred shares E, hereinafter referred to as reference period, as determined by the Netherlands Central Office of Statistics and published in the Official Price Gazette on the last five Stock Exchange trading days prior to the day of the first issue of the sort of shares in question, possibly increased by a supplement of no more than five hundred (500) basis points which shall be determined upon adopting the resolution to issue shares or when the proposal to issue shares shall be made by the executive board, with the approval of the supervisory board, depending on the then prevailing market circumstances. The dividend amount per financing preferred share, being the result of the aforementioned and described method of calculation, shall be rounded up in whole (Euro)cents.
The definition of the first issue per series used in these articles of association also concerns the first issue of financing preferred shares of a series which shall be made after a full cancellation thereof shall have been made in accordance with article 11, paragraph 2.

b.
The dividend percentages referred to above in this paragraph under a., shall first be reviewed as of a date which shall for classes A, be ten (10) years, for series B, be seven (7) years, for series C, be ten (10) years, for series D (10) years, and for series E, be ten (10) years after the day of first issue of the sort in question and upon the review date elapsing, shall continue to be reviewed for a period to be determined by the executive board, after prior approval from the supervisory board, and shall be such that the dividend percentage shall equal the arithmetical average of the effective yield on three Netherlands Treasury Bonds (for financing preferred shares A, Treasury Bonds (for financing preferred shares B, C, D and E with a (remaining) duration which corresponds with the reference period for the sort in question, as determined by the Netherlands Central Office of Statistics and published in the Official Price Gazette on the last five says of Stock Exchange trading, possibly increased by a supplement of no more than five (500) basis point which shall be determined by the Executive board, after prior approval from the supervisory board, depending on the then prevailing market circumstances.

If the dividend percentage shall be amended in the course of the financial year, the calculation of the dividend for that financial year shall use the percentage which applied before that amendment was made up to the day on which the amendment was made and the amended percentage from the day that amendment was made.

8.	If the first issue of preferred or financing preferred shares is made during the course of a financial year, the dividend for that financial year on the preferred or financing preferred

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shares in question shall be reduced in proportion to the first day of issue, in which, when determining that reduction, the assumption shall be made of the number of days from the first day of the financial year in question to the first day of issue, in which, the assumption shall also be made of there being thirty days in each calendar month and the each year has three hundred and sixty days.
9.
If the profit for a financial year is ratified and in that financial year or upon the close of the financial year but before the annual accounts for that financial year shall have been ratified, one or more preferred or financing preferred shares of one or both classes, with repayment, shall have been cancelled, the parties which according to the register referred to in article 6 who were entitled at the time the cancellation of the preferred or financing preferred shares in question was made, shall have an unalienable right to receive payment from profit as described in the following sentence. The profit which shall be paid to the part referred to in the previous sentence shall, if possible, equal the amount of the payment to which the party would have been entitled on the grounds of that determined above in this article and that determined in paragraph 2 were, at the time of the profit being ratified, that party still to have been the holder of the preferred or financing preferred shares, calculated in terms of the time line of the period that party held in the financial year in question the preferred or financing preferred shares in question.

10.
Under reference to be made to the class in question, the percentages referred to in paragraph 7 shall be made the subject of a notice issued within eight days after having been determined to the trade register in which the company is registered.

11.	The profit remaining after applying that determined in the previous paragraphs shall be made available to the general meeting.
12.
Should any loss be incurred in any financial year, no dividend shall be paid out on common shares for that year. In the subsequent years, payment of dividend on common shares shall solely be made after the loss shall have been covered. The general meeting may however, on the strength of a proposal made by the executive board, with the approval of the supervisory board, resolve to defray any such loss by charging it to the disbursable part of own equity. If the general meeting resolves to defray any loss by charging it to the disbursable part of own equity, that determined in the first two full sentences of this paragraph shall not be applied.

13.
No losses may be covered by being defrayed by share premium reserves and dividend reserves of financing preferred shares of a given sort until all other reserves which may be deployed shall have been exhausted.

Defraying losses by charging them to the share premium reserves A, B, C, D and E and the dividend reserves A, B, C, D and E shall be done in proportion to the total share premium paid on the financing preferred shares of each class, respectively, in proportion to the entitlement to dividend reserves A, B, C, D and E on the part of holders of the financing preferred shares corresponding therewith. Amounts charged to share premium reserves, respectively the dividend reserves, in the aforementioned proportion, shall be defrayed as soon as possible after payment paid on the financing preferred shares or adding to a dividend reserve connected therewith, in accordance with the reserve to be made in compliance with that determined in paragraph 4 through 7 of this article and for each other payment or reserve which is not imposed and required by law.

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14.
The executive board may pay an interim dividend in compliance with article 2:105 of the Civil Code of the Netherlands, and with the approval of the supervisory board, if and to the extent the profit permits this. Interim dividend may also solely be paid on a certain class of shares.

15.
The company may solely make payments to the extent the equity of the company shall be greater than the issued and subscribed part of its capital increased by the reserves which are required to be maintained by law.

16.
Shares which the company holds in its own capital shall not be included in accordance with article 2: 105, paragraph 5 of the Civil Code of the Netherlands when calculating the apportionment of profit.

Article 30. Payments made in shares and charged to the reserves
1.
The general meeting may, upon a proposal made by the executive board, with the approval of the supervisory board, resolve to pay a dividend on shares in whole or in part not in cash but in shares in the company or depositary receipts thereof.

2.
The general meeting may, upon a proposal made by the executive board, with the approval of the supervisory board, resolve to make payments to holders of common shares charged to the disbursable part of the equity, with the exception of share premium reserves A, B, C, D and E and the dividend reserves A, B, C, D and E. That determined in the previous paragraph shall be accordingly applicable.

Payments as referred to in this paragraph may however not be made if and to the extent that not all the dividend due in accordance with article 29 on preferred shares and financing preferred shares shall have been paid or added to the dividend reserves A, B, C, D and E.

3.	a.	The executive board may resolve, without the approval of the supervisory board to pay holders of the financing preferred shares from the dividend reserves A, B, C, D or E which correspond therewith.
b.
The executive board may resolve, with the approval of the supervisory board, to make payments of the amounts due in accordance with article 29 to holders of preferred shares and holders of financing preferred shares, charged to the disbursable part of the equity, with the exception of the share premium reserves A, B, C, D and E and the dividend reserves A, B, C, D and E.

c.
Moreover, the executive board may also resolve, with the approval of the supervisory board, to make payments to holders of financing preferred shares of amounts which are not due in accordance with article 29, paragraph 4, but solely when charged to the share premium reserve of the shares in favour of which the payment is made. A resolution adopted by the executive board as referred to in the previous full sentence may solely be adopted under simultaneous or with prior approval of the meeting of financing preferred shares of the class in question.

Article 31. Making dividends and other distributions payable.
Payment of dividends and other distributions shall be announced in accordance with the provisions of article 40.
SECTION XI.
General meeting of shareholders.
Article 32. Annual meeting.

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1.	Annually, no later than six months after the end of the financial year, the annual meeting shall be held.
2.	The agenda for that meeting shall list - inter alia - the following items:
a.	consideration of the annual report, the annual accounts and the particulars to be added thereto pursuant to the statutory regulations;
b.	adoption of the annual accounts;
c.	the policy of the company on additions to reserves and on dividends;
d.	allocation of the profit, in so far as this is at the disposal of the general meeting;
e.	if applicable, the proposal to pay a dividend;
f.	discussion of each substantial change in the corporate governance structure of the company;
g.	proposals relating to the composition of the executive board and the supervisory board, including the filling of any vacancies in the executive board and the supervisory board;
h.	if applicable, the proposal to (re-)appoint the external auditor ('registeraccountant') or another expert appointed thereto in accordance with section 393 of Book 2 of the Netherlands Civil Code;
i.
any proposals of the executive board, the supervisory board, or shareholders or holders of receipts, provided that these have been placed on the agenda with due observance of the requirements of the law and these articles of association. Without prejudice of the provision of the previous sentence, the provision of article 34 paragraph 8 is applicable in respect of proposals of shareholders and holders of receipts.

3.
If the agenda of a general meeting includes the granting of discharge to the members of the executive board and the supervisory board with respect to the performance of their duties in the respective financial year, the item of discharge will be put on the agenda as a separate item for the executive board and the supervisory board, respectively.

4.
The executive board and the supervisory board shall provide the general meeting with all requested information, unless this would be contrary to an overriding interest of the company. If the executive board and the supervisory board invoke an overriding interest, they must give reasons.

Article 33. Other meetings.
Other general meetings of shareholders shall be held as often as the executive board or the supervisory board deems necessary and without prejudice to the provisions of articles 2:110, 2:111 and 2:112 Dutch Civil Code.
Article 34. Convocation, agenda.
1.	General meetings of shareholders shall be convened by the supervisory board or the executive board.
2.	The convocation shall occur no later than on the fifteenth day prior to the day of the meeting.
3.
The convocation shall list the items to be discussed or shall state that shareholders and holders of depositary receipts may take note thereof at the offices of the company without prejudice to the provisions of article 41, paragraph 2.

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4.	The convocation shall state the requirements to attend the meeting as described in article 38.
5.	Meetings shall be convened in a manner specified in article 40.
6.	Items not listed in the convocation may be announced later on in accordance with the provisions of article 40 and in accordance with the term allowed for convocation.
7.
Unless the convocation contains all documents which, in accordance with the law or with the articles of association, shall be available for inspection by the shareholders or the holders of depositary receipts relevant to this meeting, these documents shall be available, free of charge, to shareholders and holders of depositary receipts at the offices of the company.

8.
A matter, the consideration of which has been requested in writing by one or more holders of shares or depository receipts of shares representing solely or jointly at least one percent of the issued share capital or, in accordance with the Price Gazette of the Euronext Amsterdam N.V., representing at least a value of fifty million Euro (EUR 50,000,000), will be placed on the notice convening a meeting or will be announced in the same manner if the company has received the request not later than on the sixtieth day prior to the day of the meeting and provided that it is not detrimental to the vital interests of the company. Should any items as referred to in the preceding sentence, have been listed on the agenda, such shall be noted on the agenda. The agenda shall also state that resolutions regarding such items may only be adopted with due observance of article 39, paragraph 1, second sentence.

9.
Written requests as referred to in article 2:110, first paragraph, Dutch Civil Code and article 34, paragraph 8 may not be submitted electronically. Requests as referred to in article 2:110, first paragraph, Dutch Civil Code and article 34, paragraph 8 shall comply with conditions stipulated by the executive board, which conditions shall be posted on the company’s website.

Article 35. Place of the meetings.
The general meetings of shareholders shall be held in Amsterdam.
Article 36. Chairmanship.
1.
The general meetings of shareholders shall be presided over by the chairman of the supervisory board and, in his absence, by the deputy chairman of such board; in the absence of the latter, the supervisory directors who are present shall elect a chairman from among themselves

The supervisory board may appoint another person to act as chairman of the general meeting of shareholders.
2.
If, in accordance with the provisions of paragraph 1, no chairman has been appointed, the meeting itself shall appoint a chairman. Until such nomination, the meeting shall be chaired by a member of the executive board appointed by the executive board.

Article 37. Minutes.
1.
The minutes of each shareholders' meeting shall be drawn up by a secretary appointed by the chairman. The minutes shall be adopted by the chairman and the secretary and shall be signed by them evidencing the adoption thereof.

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2.	The supervisory board or the chairman may determine that notarial minutes shall be drawn up of the proceedings of the meeting. The notarial minutes shall be co-signed by the chairman.
Article 38. Meeting rights/admittance.
1.
The executive board may determine that any person entitled per a certain date, such date to be determined by the executive board and such date (hereinafter: the “record date”), to attend the general meeting of shareholders, may attend the general meeting of shareholders if (i) they are as such registered in a register (or one or more parts thereof) designated for that purpose by the executive board, and (ii) at the request of the applicant the holder of the register has notified the company in writing prior to the general meeting that such applicant has the intention to attend the general meeting of shareholders, regardless of who will be applicant at the time of the general meeting of shareholders. The notification will state the name and the number of shares or depositary receipts for which the applicant is entitled to attend the general meeting. The provision under (ii) on the notification to the company will also apply to an attorney authorized in writing by an applicant.

The record date and the date mentioned in this paragraph on which the notification of the intention to attend the general meeting of shareholders shall have been given at the latest cannot be fixed earlier than on the thirtieth day, and not later than on the third day, prior to the date of the general meeting of shareholders. The convocation of the general meeting of shareholders will include said times, the place of the meeting and the proceedings for registration and/or notification.
2.
To the extent that the executive board makes use of its right as referred to in the preceding paragraph of this article, the executive board may decide that persons entitled to attend shareholders’ meetings and vote thereat may, within a period prior to the shareholders’ meeting to be set by the executive board, which period cannot begin prior to the registration date as meant in the previous paragraph, cast their votes electronically in a manner to be decided by the executive board. Votes cast in accordance with the previous sentence are equal to votes cast at the meeting.

3.	In case the executive board does not exercise the power referred to in paragraph 1 of this article paragraphs 4 and 5 of this article apply.
4.
Each holder of registered shares entitled to vote and each usufructuary and pledgee of registered shares who are entitled to vote, are authorized to attend the general meeting of shareholders, to address the meeting and to exercise their voting rights, provided that the executive board has been notified in writing, at the place of the meeting, of their intention to be present at the meeting, and ultimately on the date as referred to in paragraph 5.

5.
As regards the voting right and/or the right to attend the general meeting, of holders of bearer shares, the company shall - also in accordance with articles 2:88 and 2:89 Dutch Civil Code -consider a shareholder to be the person listed in a written statement of an affiliated institution, which statement shall state that the number of bearer shares listed in such statement belongs to its collective depository and that the person listed in such statement is a joint owner of the collective depository for the number of common shares concerned and that such person shall remain so until after the general meeting, provided that the above mentioned statement has been deposited at the offices of the company.

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The provisions of the previous sentence shall apply accordingly to the person having a right of usufruct or a right of pledge in respect of one or more bearer shares and to the person who has a voting right in respect of such shares.

The convocation for the general meeting shall state the day on which the notification to the executive board and the deposit of the statement of the affiliated institution may occur at the latest; this day may not be fixed before the seventh day before the day of the general meeting.

Each holder of one or more bearer shares, including a usufructuary or a pledgee to whom voting rights have been granted, shall be authorized to attend the general meeting of shareholders, to address the meeting and to exercise their voting rights, provided that the relevant share certificates have been deposited at the place as specified in the convocation, ultimately on the third day prior to the day of the meeting.

6.
The right to attend meetings as referred to in paragraphs 4 and 5 may be exercised by proxy, provided that this proxy has been received by the executive board at the meeting and ultimately on the day referred to in paragraph 5, without prejudice to the provisions of paragraph 4 regarding the notification and the provisions of paragraph 5 regarding the statement of the affiliated institution.

7.
If the voting right have been granted to a usufructuary or a pledgee instead of to a shareholder, the shareholder shall be entitled to attend the general meeting of shareholders and to address the meeting, provided that the provisions of paragraph 4 or paragraph 5, respectively, have been complied with. The provisions of paragraph 6 shall apply accordingly.

8.	Each share amounting to eight Eurocents (EUR 0.08) shall have one voting right attached thereto.
9.	Each person entitled to vote or his representative shall sign the attendance list.
10.
Each holder of depositary receipts shall be authorized to attend the general meeting of shareholders, to address the meeting and to exercise his voting rights, provided that the executive board has been notified thereof in writing. Such notification shall be received by the executive board at the place of the meeting, ultimately on the day referred to in paragraph 5. Should depositary receipts have been issued, a holder of a depositary receipt shall be authorized to attend the meeting and to address the meeting, provided that his depositary receipts have been deposited at the place of the meeting and ultimately on a day to be referred to in the convocation. If registered depositary receipts have been issued with the co-operation of the company, the holder thereof shall be authorized to attend the meeting and to address the meeting provided that proof of his ownership has been deposited at the place of the meeting ultimately on a day to be referred to in the convocation and the registered depositary receipts are still registered in the name of such holder per the date of the meeting. The provisions of the preceding full sentences shall not apply to a usufructuary and a pledgee as referred to in paragraph 4, and a holder of registered shares as referred to in paragraph 7.

11.
The right to attend the meeting in accordance with paragraph 10, may be exercised by written proxy, provided that, without prejudice to the deposit requirement, such proxy shall be received by the executive board at the place of the meeting and ultimately on the day referred to in paragraph 5.

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12.
The executive board may decide that each person entitled to attend shareholders’ meetings may by electronic means of communication directly take note of the business transacted at a shareholders’ meeting.

13.
The executive board may decide that each person entitled to attend shareholders’ meetings and vote thereat may, either in person or by written proxy, vote at that meeting by electronic means of communication, provided that such person can be identified through the electronic means of communication and furthermore provided that such person can directly take note of the business transacted at the shareholders’ meeting concerned. The executive board may attach conditions shall be announced at the convocation of the shareholders’ meeting and shall be posted on the company’s website.

14.	Members of the supervisory board and members of the executive board shall have an advisory role at general meetings of shareholders.
15.	The chairman shall decide on the admittance of persons other than those mentioned in this article.
Article 39. Voting.
1.
To the extent Dutch law or the articles of association do not prescribe a qualified majority or a quorum, all resolutions shall be adopted by an absolute majority of all votes cast. Unless a proposal to the general meeting of shareholders is made by the executive board, subject to the approval of the supervisory board, or Dutch law or these articles of association stipulate otherwise, a resolution may only be adopted in a in a legally valid manner, if at the meeting more than half of the issued share capital is represented. If such part is not represented, a second meeting in accordance with article 2:120, paragraph 3 Dutch Civil Code may not be convened.

2.	Should in an election of persons an absolute majority not be obtained, a new free vote shall be held.
If no absolute majority is then obtained, a re-vote shall be held until either one person obtains an absolute majority, or the votes are equally divided between two persons resulting in a tie vote.

In the event of a re-vote as referred to above (not including the second free vote), a vote shall be held between the two persons participating in the previous vote, excluding, however, the person who obtained the least number of votes. If in that preceding vote more than one person obtained the least number of votes, lots shall be drawn to determine which person shall be excluded from the new vote.

If there is a tie in a vote held between two persons, lots shall be drawn to conclude the election.
If, however, there is a tie vote regarding persons who have been listed on a binding nomination, the person listed first shall be deemed to have obtained the highest number of votes.
3.	If there is a tie vote during an election other than in an election of persons, the proposal shall be deemed to be rejected.
4.
Votes shall be held orally, unless the chairman decides or a person entitled to vote demands that a vote be held by ballot. Voting by ballot shall take place by means of folded, unsigned ballot papers.

5.	Blank votes and void votes shall be deemed not to have been cast.

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6.	Voting by acclamation shall be possible if none of the persons present and entitled to vote objects thereto.
Article 40. Convocations and announcements.
All convocations for general meetings of shareholders and all announcements to shareholders and holders of depositary receipts shall be published in a nationwide distributed daily newspaper published in the Netherlands and in such other manner as may be required to comply with applicable stock exchange regulations or deemed appropriate by the persons convening the meeting. The notice convening a general meeting of shareholders shall be published or, where applicable, distributed in other ways no later than on the fifteenth day prior to the day of the meeting.
Further, all holders of registered shares as well as the usufructuaries and pledgees of such shares shall be convened through letters sent to their addresses which shall be listed in the register referred to in article 6.
SECTION XII.
Amendments of the articles of association. Dissolution.
Article 41.
1.	A resolution to amend the articles of association or to dissolve the company may only be adopted on the proposal of the executive board, subject to the approval of the supervisory board.
2.
If a proposal to amend the articles of association or to dissolve the company is made to the general meeting, such shall be stated in the convocation for the general meeting of shareholders or in the announcement as referred to in article 34 paragraph 6 and, to the extent such concerns an amendment of the articles of association, a copy of the proposal, in which the proposed amendment is included verbatim, shall simultaneously be deposited for inspection at the offices of the company and shall be available, free of charge, for the shareholders and holders of depositary receipts, until the close of the meeting.

Article 42. Liquidation.
1.
Should the company be dissolved pursuant to a resolution of the general meeting, the executive board shall be charged with the liquidation of the assets of the company and the supervisory board shall be charged with the supervision thereof, aside from that determined in article 2: 23, paragraph 2 of the Civil Code of the Netherlands.

2.	For the duration of the liquidation, the provisions of the articles of association shall remain in force as far as shall be possible.
3.	That remaining of the assets of the company after paying all debts and the costs of the liquidation shall be divided as follows:
a.
firstly, as a far as shall be possible, payment shall be made to the holders of preferred shares of the nominal amount paid up on their shares, increased by the amount which pursuant to article 29 shall not have been paid out, and also increased by an amount which shall equal the percentage referred to in article 29 on the nominal amount, calculated for the period which commences on the first day of the financial year which shall have closed in full prior to the dissolution and terminating on the day of the payment to be made on preferred shares referred to in this article, with the proviso that all dividends for this period on preferred shares which shall have been paid shall be deducted from this payment;

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b.
thereafter, as far as possible, payment shall be made to the holders of financing preferred shares of the nominal amount paid up on their financing preferred shares and that part of the balance to be apportioned to those financing preferred shares of the share premium and dividend reserves of financing preferred shares, increased by (i) an amount equal to the payment which shall not have been paid pursuant to article 29 on the financing preferred shares in question and (ii) an amount equal to the result of the calculation referred to in paragraph 7 of article 29 of the dividend less the amount which shall have been added on the grounds of article 29, paragraph 3 to the respective dividend reserve, calculated for the period which commences on the first day of the financial year which shall have closed in full prior to the dissolution and terminating on the day of the payment to be made on the financing preferred shares in question, with the proviso that all amount which shall have been paid for this period on the financing preferred shares in question shall be deducted from the payment to be made pursuant to this paragraph.

If that remaining shall be insufficient to make payments as referred to under b above, the payments to be made to the holders of the financing preferred shares shall be made in proportion to the amounts which would have been paid were the remainder to have been sufficient to defray full payment;

c.	that then remaining shall be paid to holders of common shares, in proportion to the number of ordinary shares each of them owns.